Exhibit 99.1

June 6, 2019

FOR ADDITIONAL INFORMATION

Media Ken Stammen Corporate Media Relations (614) 460-5544 kstammen@nisource.com	Investors Randy Hulen VP, Investor Relations & Treasurer (219) 647-5688 rghulen@nisource.com	Sara Macioch Manager, Investor Relations (614) 460-4789 smacioch@nisource.com

Deborah Hersman, Safety Expert and Former NTSB Chair, Joins NiSource Board of Directors

MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced that its Board of Directors appointed Deborah Hersman to the board.

Hersman is an experienced safety executive, having served as Chairman of the National Transportation Safety Board (NTSB) and CEO of the National Safety Council and, since January, as Chief Safety Officer at Waymo LLC, the self-driving car technology subsidiary of Alphabet Inc.

“Deborah is a widely respected safety expert who has spent her career successfully promoting public safety and saving lives,” said NiSource Chairman Kevin T. Kabat. “Given that safety is our top priority at NiSource and we are implementing a number of new pipeline safety initiatives, her insights and strong experience will be of great value to the board and senior management. I am delighted to have Deborah join our board.”

Hersman’s appointment to the NiSource board is effective today. She will serve on the board’s Environmental Safety & Sustainability Committee.

“I am excited to join the board at NiSource, a company that is committed to going above and beyond when it comes to the safety of its customers, employees, and the general public,” Hersman said. “The company has made many safety enhancements, and I’m looking forward to working with my colleagues on the board to help oversee these important initiatives.”

Extensive Safety Background

Since January 2019, Hersman has served as Chief Safety Officer at Waymo. In this role she is responsible for field and systems safety across the company’s extensive testing and development programs.

Prior to joining Waymo, Hersman served from 2014 to 2019 as president and CEO of the National Safety Council, a 100-year-old nonprofit organization with 15,000 member companies focused on eliminating preventable deaths at work, in homes and on the road. She led more than $12 million in new advocacy campaigns addressing the leading causes of preventable deaths.

Hersman spent 10 years at the NTSB, an independent federal agency charged with determining the probable cause of transportation accidents and promoting transportation safety in the aviation, highway, marine, pipeline and railroad sectors. She was appointed an NTSB member by President George W. Bush in 2004, and appointed chairman by President Barack Obama in 2009, serving in that role until 2014. As chief executive of the agency, she led a staff of 400 and an annual budget of approximately $100 million.

From 1999 to 2004, she served in a professional staff role for the U.S. Senate Commerce, Science and Transportation Committee. There she played a key role in establishing a new modal administration focused on bus and truck safety. She also was a key driver of the Pipeline Safety Improvement Act of 2002, the Transportation Equity Act of the 21st Century and the Amtrak Reform and Accountability Act.

She holds a bachelor’s degree in international studies and political science from Virginia Tech and a master’s degree in conflict analysis and resolution from George Mason University.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,100 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index and the Bloomberg Gender Equality Index and has been named by Forbes magazine among America’s Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

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